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                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                                SONOSITE, INC.

     Pursuant to RCW 23B.10.070, the following constitutes Restated Articles of Incorporation of the undersigned, a Washington corporation. These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended and supersede the original Articles of Incorporation and all amendments thereto.

                                ARTICLE I. NAME

     The name of this corporation (the "Corporation") is SonoSite, Inc.

                    ARTICLE II. REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the State of Washington is 520 Pike Street, 26th Floor, Seattle Washington 98101. The name of the Corporation's registered agent at such address is C T Corporation System.

                              ARTICLE III. SHARES

     3.1   AUTHORIZED CAPITAL

     The total number of shares of stock the Corporation shall have authority to issue is 56,000,000 shares, of which 50,000,000 shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock"), and 6,000,000 shares shall be shares of Preferred Stock, with the par value of $1.00 per share ("Preferred Stock"). Unless otherwise provided for pursuant to the authority granted in
Section 3.2, no shareholder of the Corporation shall have any preemptive right to acquire additional shares of stock or securities convertible into shares of stock of the Corporation.

     3.2   PROVISIONS RELATING TO PREFERRED STOCK

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock in series and by filing a certificate pursuant to the applicable law of the State of Washington, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.

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     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) the number of shares constituting that series and the distinctive designation of that series;

          (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) whether that series shall have voting rights; in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (viii) any other relative rights, preferences and limitations of that series; and

          (ix) the extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences or rights of the shares of such class or series relating to dividends, redemption, dissolution, and distribution of assets of the Corporation or the conversion into or exchange of such shares of any other class or classes or series of such class or authorize the increase or decrease in the shares of such class or series.

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     3.3   PROVISIONS RELATING TO COMMON STOCK

     (i) Subject to any preferential rights granted to any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

     (ii) In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock shall be entitled to a preference over the holders of Common Stock of the full preferential amounts to which the holders of Preferred Stock are entitled, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation or the proceeds thereof.

     (iii) Except as herein otherwise expressly provided and as otherwise required by law, all shares of Common Stock shall have equal voting rights and the holders of such shares shall have one vote, in person or by proxy, for each share thereof held.

     3.4   SHAREHOLDER QUORUM REQUIREMENTS

     At each meeting of shareholders, except as otherwise expressly required by law, shareholders holding one-third of the shares of the stock of the Corporation issued and outstanding, and entitled to vote thereat, shall be present in person or by proxy to constitute a quorum for transaction of business.

     3.5   DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

     The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock") par value $1.00 per share. The number of shares initially constituting the Series A Preferred Stock shall be 500,000; provided, however, that, if more than a total of 500,000
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shares of Series A Preferred Stock shall be issuable upon the exercise of Rights
(the "Rights") issued pursuant to the Rights Agreement dated as of April 6, 1998, between the Corporation and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), the Board of Directors of the corporation, pursuant to RCW 23B.06.020, shall direct by resolution or resolutions that a certificate be properly executed and filed as required by RCW 23B.06.020, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

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          3.5.1   DIVIDENDS OR DISTRIBUTION

          (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (3) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 100; provided, however, that, if at any time after June 26, 1992, the
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     Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is

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     the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after April 6, 1998 the Corporation
     -------- -------
     shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

          (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 3.5.1(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution
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     (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares
                               --------  -------
     that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the first Quarterly Dividend Payment shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Board of Directors of the Corporation shall approve), next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at

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     the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 3.5.1 to be declared on the Series A Preferred Stock shall have been declared.

          (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

          3.5.2     VOTING RIGHTS

          The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (a) Each holder of Series A, Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

          (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

          (c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set

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     apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends that permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3.5.2(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.5.2.

          (d) Except as provided herein, in Section 3.5.10 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

          3.5.3     CERTAIN RESTRICTIONS

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 3.5.1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to

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          dividends or upon liquidation, dissolution or winding up) with the
          Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem,
                           --------
          purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
     (a) of this Section 3.5.3, purchase or otherwise acquire such shares at such time and in such manner.

          3.5.4      LIQUIDATION RIGHTS

          Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (a) $.01 per whole share or
     (b) an aggregate amount

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     per share equal to the Formula Number then in
     effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          3.5.5   CONSOLIDATION, MERGER, ETC.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section
     3.5.5 and Section 3.5.1 appear to apply to a transaction, this Section
     3.5.5 will control.

          3.5.6   NO REDEMPTION; NO SINKING FUND

          (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or
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     otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

          (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

          3.5.7   RANKING

          The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

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          3.3.8   FRACTIONAL SHARES

          The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the
                      --------
     holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

          3.5.9   REACQUIRED SHARES

          Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article III of the Articles of Incorporation.

          3.5.10  AMENDMENT

          None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided,
                                                                     --------
     however, that no such amendment approved by the holders of at least 66-2/3%
     -------
     of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally

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     issued upon exercise of the Rights after the time of such approval without the approval of such holder.

                 ARTICLE IV.   SPECIAL MEETING OF SHAREHOLDERS

     Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation may be called only by holders of two-thirds or more of the voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of Directors ("Voting Stock"), by the Corporation's Chairman of the Board, by its President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the Bylaws of the Corporation.

                 ARTICLE V.   LIMITATION OF DIRECTOR LIABILITY

     5.1   LIMITATION OF LIABILITY

     To the fullest extent permitted by the Washington Business Corporation Act, (the "Act") as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for conduct as a director. Any amendments to or repeal of this Article V shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     5.2   RESTRICTION ON AMENDMENT

     In addition to any requirements of law and any other provisions herein or in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation (and not withstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of two-thirds or more of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article V.

   ARTICLE VI.   INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

     1.   The Corporation shall have the following powers:

     (a) The Corporation may indemnify and hold harmless to the fullest extent not prohibited by applicable law each person who was or is made a party to or is threatened to be made a party to or is involved (including, without limitation, as a

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witness) in any actual or threatened action, suit or other proceeding, whether civil, criminal, derivative, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, being or having been such a director, officer, employee or agent of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, employee, agent, trustee, or in any other capacity of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or omission in an official capacity or in any other capacity while serving as a director, officer, employee, agent, trustee or in any other capacity, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of his or her heirs and personal representatives.

     (b) The Corporation may pay expenses incurred in defending any such proceeding in advance of the final disposition of any such proceeding; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director, officer, employee or agent only upon delivery to the Corporation (i) of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under this Article VI or otherwise, which undertaking may be unsecured and may be accepted without reference to financial ability to make repayment, and (ii) a written confirmation by the director, officer, employee or agent, of such person's good faith belief that such person has met the standard of conduct in the Act.

     (c) The Corporation may enter into contracts with any person who is or was a director, officer, employee and agent of the Corporation in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest in property of the Corporation, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article VI.

     (d) If the Act is amended in the future to expand or increase the power of the Corporation to indemnify, to pay expenses in advance of final disposition, to enter into contracts, or to expend or increase any similar or related power, then, without any further requirement of action by the shareholders or directors of the Corporation, the powers described in this Article VI shall be expanded and increased to the fullest extent permitted by the Act, as so amended.

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     (e)  No indemnification shall be provided under this Article VI to any such person if the Corporation is prohibited by the nonexclusive provisions of the Act or other applicable law as then in effect from paying such indemnification. For example, no indemnification shall be provided to any director in respect of any proceeding, whether or not involving action in his or her official capacity, in which he or she shall have been finally adjudged to be liable on the basis of intentional misconduct or knowing violation of law by the director, or from conduct of the director in violation of Section 23B.08.310 of the Act, or that the director personally received a benefit in money, property or services to which the director was not legally entitled.

     2. The Corporation shall indemnify and hold harmless any person who is or was a director or officer of the Corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the Corporation is empowered.

     3. The Corporation may, by action of its Board of Directors from time to time, indemnify and hold harmless any person who is or was an employee or agent of the Corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the Corporation is empowered, or to a lesser extent which the Board of Directors may determine.

     4. The rights to indemnification and payment of expenses in advance of final disposition of a proceeding conferred by or pursuant to this Article VI shall be contract rights.

     5. A director, officer, employee or agent ("claimant") shall be presumed to be entitled to indemnification and/or payment of expenses under this Article VI upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the undertaking in subsection 1(b) above has been delivered to the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled.

     If a claim under this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its board of directors, its shareholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or

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

advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its board of directors, its shareholders or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

     6. The right to indemnification and payment of expenses in advance of final disposition of a proceeding conferred in this Article shall not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     7. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, agent or trustee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

     8. Any repeal or modification of this Article VI shall not adversely affect any right of any person existing at the time of such repeal or modification.

     9. If any provision of this Article VI or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of this
Article VI, or the application of such provision to persons or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby and shall continue in full force and effect.

     10. For the purposes of this Article VI, "applicable law" shall at all times be construed as the applicable law in effect at the date indemnification may be sought, or the law in effect at the date of the action, omission or other event giving rise to the situation for which indemnification may be sought, whichever is selected by the person seeking indemnification. As of the date hereof, applicable law shall include Section 23B.08.500 through .600 of the Act.

                      ARTICLE VII. DIRECTORS AND OFFICERS

     7.1  NUMBER OF DIRECTORS

     The number of directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws. The officers of the Corporation shall be appointed in such manner as described in the Bylaws.

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     7.2  ELECTION OF DIRECTORS

     Unless otherwise provided for pursuant to the authority granted in Section
3.2 of Article III hereof, shareholders of the Corporation shall not have the right to cumulative votes in the election of directors.

         ARTICLE VIII. MERGERS, SHARE EXCHANGES AND OTHER TRANSACTIONS

     Except as otherwise expressly provided in these Articles of Incorporation, a merger, share exchange, sale of substantially all of the Corporation's assets other than in the regular course of business, or dissolution must be approved by the affirmative vote of a majority of the Corporation's outstanding shares entitled to vote, or if separate voting by voting groups is required, then by not less than a majority of all the votes entitled to be cast by that voting group.

              ARTICLE IX. CORPORATION'S ACQUISITION OF OWN SHARES

     The Corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose, pledge, use and otherwise deal with and in its own shares. As a specific modification of
Section 23B.06.310 of the Act, pursuant to the authority in Section 23B.02.020(5)(c) of the Act to include provisions related to the management of the business and the regulation of the affairs of the Corporation, shares of the Corporation's stock acquired by it shall be considered "Treasury Stock" and so held by the Corporation. The shares so acquired by the Corporation shall not be considered as authorized but unissued but rather authorized, issued and held by the Corporation but not outstanding. The shares so acquired shall not be regarded as canceled or as a reduction to the authorized capital of the Corporation unless specifically so designated by the Board of Directors in an amendment to these Articles of Incorporation. The provisions of this Article IX do not alter or affect the status of the Corporation's acquisition of its shares as a "distribution" by the Corporation as defined in Section 23B.01.400(6) of the Act nor alter or affect the limitations of distributions by the Corporation set forth in Sections 23B.06.400 of the Act. Any shares so acquired by the Corporation, unless specifically designated by the Board of Directors, at the time of acquisition, shall be considered on subsequent disposition as transferred rather than reissued. Nothing in this Article IX limits or restricts the right of the Corporation to resell or otherwise dispose of any of its shares previously acquired for such consideration and according to such procedures as established by the Board of Directors.

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                       ARTICLE X. AMENDMENT TO ARTICLES

     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation, in a manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

                        ------------------------------

     These Restated Articles of Incorporation do not contain an amendment to the Articles of Incorporation.

     These Restated Articles of Incorporation are executed by said corporation by its duly authorized officer.

     DATED March 5, 1999.


                                        SonoSite, Inc.


                                        By /s/ Kevin M. Goodwin
                                           -----------------------------------
                                           Kevin M. Goodwin
                                           President & Chief Executive Officer

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